Exhibit 99.2

2nd Quarter 2005 Results Conference Call

Bob Chilton:

Thank you operator and good afternoon.  My name is Bob Chilton, and I am the Executive Vice President and Chief Financial Officer for HemaCare Corporation.  I would like to welcome everyone to HemaCare’s second quarter 2005 earnings conference call.  With me today is Judi Irving, HemaCare’s President and Chief Executive Officer.

Before we begin our presentation, I would like to remind everyone that during this call there may be forward-looking statements on a number of topics that are based on the Company’s current expectations that are subject to various risks and uncertainties.  Actual results and outcomes could differ materially.  Our press releases and second quarter 2005 quarterly report on Form 10-Q, as well as our other SEC filings, identify factors that could affect future results.  Please review these documents for additional information.

And now, I would like to introduce Judi Irving, who will begin with our opening remarks.

Judi Irving:

Thank you, Bob.

Welcome to all of you participating in our conference call today.  We appreciate your interest in our company.

Today we announced HemaCare Corporation’s financial results for the second quarter ended June 30, 2005.  We reported net income of $440,000, a decrease of $48,000, or 9.8%, from the second quarter of 2004.  These results, which represent our seventh consecutive profitable quarter, are an improvement of $164,000 over the first quarter of the year.  Revenue increased $600,000 to $7,521,000 from $6,921,000 in the second quarter of 2004.  The main contributor to this improvement in revenue is a $1,149,000, or 24.4%, increase in revenue from our ongoing blood products operations.  This growth is directly related to higher blood product collections and an increase in sales of products purchased from other suppliers.  In addition, the gross profit generated by our blood products business segment increased $458,000, or 53.4%, compared with the second quarter of 2004.  This increase is primarily attributable to higher gross profit at the Company’s ongoing donor centers due to higher sales volumes and an increase in the gross profit percentage to 22.4% from 17.1% for the same period in 2004.  This improvement in the gross profit percentage reflects operational efficiencies realized from higher volumes.

Revenue generated by our blood services operations for the quarter decreased $226,000, or 12%, compared with the same quarter of 2004. This decrease was mainly due to a 11.6% decrease in the number of therapeutic apheresis procedures performed during the quarter, compared with the same quarter in 2004.  This decrease is due to several factors, including competition from other service providers in the Company’s Southern California market, ceasing in-patient services for a major customer in Maine, and the non-renewal of one of our hospital contracts in June of 2004. Gross profit from our blood services segment for the quarter decreased $195,000, or 30.2%, compared with the same quarter of 2004. The gross profit percentage decreased to 27.2% in the second quarter of 2005, from 34.3% reported during the same period of 2004, although substantially improved over the 18.3% gross profit percentage reported during the first quarter of 2005.  The year over year change in the gross profit percentage is attributable to a decrease in revenues, and increases in nurse salaries due to heightened competition for trained apheresis nurses and expenses associated with the management and marketing of this business segment.

In general, we are very pleased with the results reported today.  Revenue from our blood products segment is growing at a healthy rate, and the gross margin for this segment continues to improve.  Although our blood services segment generated less revenue and gross profit than the second quarter of 2004, this segment’s results improved compared with the first quarter of 2005.  We remain confident that the blood services management team is properly focused on continuing to improve the performance of this business segment.  Our operations are generating the cash that provides the Company with greater liquidity and flexibility to invest in infrastructure improvements that we believe will provide the Company with the tools necessary to continue the progress that has been made in recent quarters.

I would like to now turn the call over to Bob Chilton, who will review the operating results in greater detail.

Bob Chilton:

Thank you, Judi.

As Judi mentioned, HemaCare’s second quarter results produced net income of $440,000, or $.05 per share basic and diluted, compared with $488,000 for the second quarter of 2004, representing a 9.8% decrease in earnings.  The results of the second quarter of 2005 do not include the activities of two business units the Company no longer operates, but did operate during the second quarter of 2004.  These business units generated $67,000 of gross profit during the second quarter of 2004.  Excluding the results produced by these business units from the second quarter 2004 results reveals that the Company’s ongoing operations generated $19,000, or 4.5%, more income in the second quarter of 2005 than in the second quarter of 2004.

Revenue increased $600,000, or 8.7%, to $7,521,000 from $6,921,000 reported in the second quarter of 2004.  The improvement is attributable to an increase in blood products revenue of $826,000, or 16.4%, mostly due to sizeable increases in revenue from the Company’s ongoing operations.  Blood services revenue for the quarter declined $226,000, or 12%, to $1,659,000 from $1,885,000 reported during the same period in 2004.

General and administrative expenses increased $306,000, or 30.1%, to $1,321,000 reported in the second quarter of 2005 from $1,015,000 reported for the same period of 2004.  In the quarter, general and administrative expense represented 17.6% of revenue, which is an increase from 14.7% reported in the second quarter of 2004.  The increase in general and administrative expense is attributable to several factors, including $98,000 increase for outside services and temporary personnel, $59,000 increase in accrued bonus expense, $49,000 increase in salary expense, the recognition of $22,000 in compensation expense associated with the purchase of stock through the Employee Stock Purchase Plan, and a $20,000 increase in the cost of liability insurance.

For the first six months of 2005, the Company generated $716,000 of net income, or $0.09 basic, and $0.08 fully diluted earnings per share.  This compares with $734,000 for the same period of 2004, representing a decrease of $18,000, or 2.5%.  Revenues for the first six months of 2005 increased $947,000, or 6.9%, to $14,604,000 from $13,657,000 reported for the same period of 2004.  Although gross profit for the period increased $297,000, or 10.1% compared with the same period of 2004, a $310,000 or 14.1% increase in general and administrative expenses, as discussed previously, resulted in a net decrease in earnings when compared with the same period of 2004.

The balance sheet is very strong as of June 30, 2005 with cash and cash equivalents of $2,626,000 compared to $2,082,000 as of the end of 2004.  Working capital increased $935,000, or 30.5%, to $4,003,000 from $3,068,000 as of the end of 2004.  The main reason for this improvement is continued positive earnings.  The Company did not utilize any portion of the potential $2,000,000 available through its credit facility with Comerica Bank as of June 30, 2005.

This concludes our opening remarks.  We will now open the conference for your questions.  Operator, would you please provide the callers with the necessary instructions.

Operator:

At this time I would like to remind everyone, if you would like to ask a question please press star, then the number 1 on your telephone keypad.  We will pause for just a moment to compile the Q&A roster.

To ask a question, just press star, then the number 1 on your telephone keypad.

At this time there are no questions.

Judi Irving:

Thank you very much for participating on the call today.  We look forward to talking to you next quarter.

Operator:

Ladies and Gentlemen, this concludes today’s HemaCare Corporation second quarter 2005 financial results conference call.  You may now disconnect.